SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): January 20, 2015

NATURAL RESOURCE PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Jefferson, Suite 3600 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (713) 751-7507

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2015, Natural Resource Partners L.P. (“NRP”) announced that Kevin F. Wall will retire from his position as Chief Operating Officer of GP Natural Resource Partners LLC (“GP Natural Resource Partners”), the general partner of the general partner of NRP, effective March 1, 2015. On such date, Wyatt L. Hogan, currently President of GP Natural Resource Partners, will assume the Chief Operating Officer role and become President and Chief Operating Officer of GP Natural Resource Partners. Mr. Wall will continue as an employee of Western Pocahontas Properties Limited Partnership through March 31, 2015. There is no arrangement or understanding between Mr. Hogan and any other person pursuant to which he was appointed the position at NRP. Mr. Hogan does not have any family relationships with any director or executive officer of NRP or any person nominated or chosen to become a director or executive officer of NRP.

Wyatt L. Hogan, 42, has served as President of GP Natural Resource Partners since September 2014. Mr. Hogan was Executive Vice President of GP Natural Resource Partners from December 2013 through August 2014 and Vice President, General Counsel and Secretary of GP Natural Resource Partners from May 2003 to December 2013. Mr. Hogan joined NRP in 2003 from Vinson & Elkins L.L.P., where he practiced corporate and securities law from August 2000 through April 2003. Mr. Hogan also serves as Executive Vice President of Quintana Minerals Corporation, New Gauley Coal Corporation, the general partner of Western Pocahontas Properties Limited Partnership and the general partner of Great Northern Properties Limited Partnership, and from 2003 to October 2013, Mr. Hogan served as General Counsel and Secretary of those entities. He is also a member of the Board of Directors of Quintana Minerals Corporation and represents NRP as one of its appointees to the Board of Managers of OCI Wyoming LLC. Mr. Hogan also serves as a member of the Boards of the National Mining Association and the American Coalition for Clean Coal Electricity.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Natural Resource Partners L.P.

By:	NRP (GP) LP, its general partner

By:	GP Natural Resource Partners LLC, its general partner

By:	/s/ Kathryn S. Wilson
	Name:	Kathryn S. Wilson
	Title:	Vice President and General Counsel

January 20, 2015